SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 1, 2005

AFFYMETRIX, INC.

(Exact Name of Registrant
as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-28218	77-0319159
(Commission File Number)	(IRS Employer Identification No.)

3380 Central Expressway Santa Clara, California	95051
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 731-5000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Affymetrix recommended, and the Board of Directors approved, that effective January 1, 2005, each non-employee director of Affymetrix will receive an annual cash retainer fee of $30,000 per year.  Previously, each non-employee director received an annual cash retainer fee of $20,000.

Effective January 1, 2005, Trevor J. Nicholls, D. Phil. was named a member of the European Business Development team of Affymetrix.  Previously, Dr. Nicholls was Executive Vice President, Product Marketing & Development.  In connection with this position, Dr. Nicholls will receive an annual salary at the rate of $50,000 per year and will receive customary benefits under Affymetrix’ benefit plans for United Kingdom employees.  Affymetrix has agreed to forgive approximately $33,800 in interest pursuant to the terms of Dr. Nicholls’ housing loan which was previously provided under an extension of credit on June 21, 2002.  On December 23, 2004, Dr. Nicholls repaid the entire outstanding balance on the loan in the amount of $1,000,000.  Affymetrix has also agreed to reimburse Dr. Nicholls for his relocation expenses, pay the remaining lease payments on Dr. Nicholls’ automobile and reimburse Dr. Nicholls for his expenses in connection with the preparation of his 2004 United States and United Kingdom tax returns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

Date:	January 6, 2005	By:	/s/ Barbara A. Caulfield
			Name:	Barbara A. Caulfield
			Title:	Executive Vice President and General Counsel